Exhibit 10.7

May 31, 2015

PERSONAL AND CONFIDENTIAL

Geoff Parker

Re:          Separation and Release Agreement (the “Agreement”)

Dear Geoff:

This Agreement confirms the termination of your employment with Anacor Pharmaceuticals, Inc. (the “Company”) and sets forth the agreement between you and the Company with respect thereto.

The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  By entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.                                      Separation Date.  Your employment with the Company will end effective May 31, 2015 (the “Separation Date”).

2.                                      Accrued Amounts.  Regardless of whether you enter into this Agreement with the Company, you are entitled to:

•                  any salary accrued to you through the Separation Date;

•                  all accrued but unused vacation time due to you through the Separation Date; and

•                  reimbursement of any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

Payment of any such accrued salary and accrued but unused vacation time through the Separation Date, net of taxes and required withholdings, will be paid to you by check or wire transfer/direct deposit during the week of June 1, 2015.  By signing and allowing to become effective this Agreement, you acknowledge that you have been paid all salary and accrued but unused vacation time due to you in connection with your employment.

You acknowledge that, except as expressly provided in this Agreement and with respect to any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account), the Severance Benefits (as described below), your equity incentive awards which are or become vested (as described below) and the Consulting Agreement (as defined below), you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date.

3.                                      Consulting Agreement.  The Company is offering to enter into a consulting agreement with you (attached hereto as Annex II (the “Consulting Agreement”)) pursuant to which you would provide services to the Company as a consultant.  To the extent you enter into the Consulting Agreement, your “Continuous Service” (as such term is defined in the Company’s 2010 Equity Incentive Plan) will continue through the end of the Consulting Period (as defined in the Consulting Agreement).

4.                                      Equity Incentive and Benefit Programs.

(a)                                 Stock Options.  Each outstanding Company-issued stock option held by you  (each, an “Option”) that is vested as of the Separation Date shall be exercisable until the date that is three (3) months following the end of the Consulting Period in accordance with the applicable terms and conditions governing such Option, after which time any unexercised vested Options will be forfeited.  With respect to each outstanding Option held by you that is not vested as of the Separation Date: (A) you hereby waive your rights as to 50% of each such Option and, accordingly, such 50% of each such Option shall be cancelled without consideration as of the Separation Date (the “Waived Options”) and (B) the remaining 50% of each such Option shall continue to vest in accordance with the applicable terms and conditions governing such Option during the Consulting Period and, to the extent vested at the end of the Consulting Period, each such Option shall be exercisable until the date that is three (3) months following the end of the Consulting Period in accordance with the applicable terms and conditions governing such Option, after which time any unexercised vested Options will be forfeited.  All unvested Options will be forfeited at the end of the Consulting Period.  You can obtain information regarding your vested Options via the E*Trade Stock Plan Account participant website.

(b)                                 RSUs and PSUs.  Your Company-issued restricted stock units (“RSUs”) and performance-vesting restricted stock units (“PSUs”) will continue to vest in accordance with the applicable terms and conditions governing such RSUs and PSUs during the Consulting Period and will cease to vest at the end of the Consulting Period.  All unvested RSUs and PSUs will be forfeited at the end of the Consulting Period.

(c)                                  Equity Awards Generally.  Except as provided above with respect to the Waived Options, your equity awards will continue to be governed in all respects by the terms of the governing plan documents and award agreements between you and the Company and you agree that you shall remain subject to the Company’s Policy on Insider Trading amended effective May 11, 2015 during the Consulting Period.

(d)                                 Benefit Programs.  All Company health insurance benefit programs and coverages will terminate on the Separation Date.  Information regarding continued health insurance benefits through COBRA will be mailed to you under separate cover from TriNet, as will information about your rights to unemployment insurance benefits through the California Employment Development Department.  Should you have any questions regarding any benefit program, you should contact TriNet’s Employee Solutions Center directly at 1.800.638.0461 or via email at employees@trinet.com.

5.                                      Severance Benefits.  In full satisfaction of its obligations to you under the terms of the Change of Control and Severance Agreement, dated as of September 13, 2010 (the “Change of Control Agreement”), by and between you and the Company, and in exchange for your signing and allowing to become effective this Agreement, the Company shall provide you the following severance benefits (the “Severance Benefits”):

(a)                                 Severance Pay.  You will be paid severance payments for nine (9) months following the Separation Date (such period, the “Severance Period”) at a monthly rate equal to the base salary you were receiving as of the Separation Date.  The severance payments will be paid on the Company’s regular payroll dates with the first payment being made on the first regular payroll date following the Effective Date.

(b)                                 Health Care Payments.  Following your timely election of COBRA continuation coverage, the Company will pay the monthly COBRA premium for you and your eligible dependents until the earlier of the following:  (i) the last day of the Severance Period; or (ii) the date upon which you are no longer eligible for COBRA benefits under applicable law.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and will end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the Severance Period.

(c)                                  Tax Treatment.  The Company will make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement will be in amounts net of any such deductions or withholdings.  Nothing in this Agreement will be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.                                      Confidentiality Agreement.

(a)                                 You represent that you have complied with all of the terms of the Confidential Information and Invention Assignment Agreement that you signed with the Company (the “Confidentiality Agreement”), a copy of which is attached to this Agreement as Annex I, and you acknowledge and agree that your confidentiality, nondisclosure, nonsolicitation and other obligations under the Confidentiality Agreement will continue in effect and that you must continue to comply with its terms.  You further acknowledge and agree that by signing this Agreement, you are certifying and agreeing to the provisions set forth in the Termination Certification attached as Exhibit C to the Confidentiality Agreement.

(b)                                 You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential.  “Agreement-Related Information” means our discussions relating to this Agreement and the existence and terms of this Agreement.  Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.  Nothing in this Section 6(b) will be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

(c)                                  Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, you have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations.  As such, nothing herein or in the Confidentiality Agreement is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company.

7.                                      Return of Property.  You confirm that, to the best of your knowledge and except as may be required to perform services under the Consulting Agreement, you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships.  You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date, except as may be required to perform services under the Consulting Agreement.  In the event that you discover that you continue to retain any such property, you will return it to the Company immediately.

8.                                      Release of Claims.  In consideration for, among other terms, the Severance Benefits provided under Section 5 above, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge each of the Company and TriNet HR Corporation, their respective affiliated and related entities, their respective predecessors, successors and assigns, their respective employee benefit plans and the fiduciaries of such plans, and their respective current and former officers, directors, shareholders, employees, attorneys, accountants and agents (collectively referred to as the “Releasees”) from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by and termination of employment with the Company;

•                  of wrongful discharge or violation of public policy;

•                  of breach of contract;

•                  of defamation or other torts;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute;

•                  for wages, bonuses, incentive compensation, stock, Options, RSUs, PSUs, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Notwithstanding the foregoing, the following are not included in the Claims and shall not be released pursuant hereto (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter or bylaws of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California

Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits from the Releasees in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Releasees that are not included in the Claims.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown.  In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

9.                                      Nondisparagement.  You agree not to make any disparaging or derogatory statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  The Company agrees to instruct its officers not to disparage you.  These nondisparagement obligations will not in any way affect your obligation or the Company’s obligation to testify truthfully in any legal proceeding.  The Company further agrees that its Human Resources Department will respond to inquiries from your potential employers by providing only your starting and ending employment dates and job title(s) and, if you request in writing, confirming your salary upon separation.  You agree to direct any potential employers or others inquiring about your employment status at the Company to contact only the Company’s Human Resources Department and not any then-current Company employees, officers, agents, or representatives.

10.                               Other Provisions.

(a)                                 No Duty to Mitigate.  You will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that you may receive from any other source.

(b)                                 Termination and Return of Payments.  If you breach any of your obligations under this Agreement or the Confidentiality Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company will have the right to terminate and recover its payments to you or for your benefit under this Agreement.  The termination or recovery of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

(c)                                  Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)                                 Acknowledgment.  In signing and allowing to become effective this Agreement and except as provided herein, you hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

(e)                                  Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)                                   Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you).   No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(h)                                 Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply.  You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.  For purposes of Section 409A of the Code, each severance payment or benefit provided pursuant to Section 5 hereof is hereby designated as a separate payment or benefit and will not collectively be treated as a single payment or benefit.

(i)                                     Arbitration.  You and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation.  In the event that you and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, you and the Company agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties.  The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Except as set forth in subparagraph (e) above, the arbitrator shall not have authority to modify the terms of this Agreement.  The Company shall pay the costs of the arbitration proceeding.  Each party shall, unless otherwise determined by the arbitrator, bear its or his own attorneys’ fees and expenses, provided however that if you prevail in an arbitration proceeding, the Company shall reimburse you for your reasonable attorneys’ fees and costs.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the Company and you may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(j)                                    Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes the offer letter agreement between you and the Company, effective as of September 22, 2010, the Change of Control Agreement, and any other agreements or understandings between you and the Company in effect prior to the date of this Agreement, except the Confidentiality Agreement and any other obligations specifically preserved in this Agreement.

(k)                                 Time for Consideration; Effective Date.  You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”).  To accept this Agreement, you must return a signed original or a signed facsimile or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  You are advised that you may consult with an attorney prior to signing this Agreement.  For the period of seven (7) days after the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period.  This Agreement will not become effective or enforceable during the revocation period and you will not receive any Severance Benefits under Section 5 hereof until after the expiration of the revocation period.  This Agreement will become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(l)                                     Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they will be treated together as one and the same document.

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Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a facsimile or PDF copy of this Agreement within the time period set forth above.

Anacor Pharmaceuticals, Inc.

By:	/s/ Ryan T. Sullivan		May 31, 2015
	Name:	Ryan T. Sullivan	Date
	Title:	SVP & General Counsel

This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

/s/ Geoff Parker	5-31-15
Geoff Parker	Date

Attachment:         Confidential Information and Invention Assignment Agreement

Consulting Agreement